Issuer Free Writing Prospectus dated May 1, 2012

Supplementing the Preliminary Prospectus dated April 25, 2012

Filed pursuant to Rule 433

Registration No. 333-180262

EDWARDS GROUP LIMITED

This free writing prospectus of Edwards Group Limited relates only to the securities described in, and should be read together with, the preliminary prospectus, dated April 25, 2012 (the “Preliminary Prospectus”), included in Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-180262) of Edwards Group Limited, as filed with the Securities and Exchange Commission on April 25, 2012 (as amended, the “Registration Statement”), including the section entitled “Risk Factors,” before deciding to invest in the securities described therein.

The following information supplements and updates the “Recent Developments” section contained on pages 6 and 7 of the Preliminary Prospectus and provides certain supplemental forward-looking data to facilitate a reconciliation of previously provided non-IFRS financial data to IFRS.

While complete financial information and operating data are not available, based on information currently available, we preliminarily estimate that for the three months ended March 31, 2012, our revenue will be in the range of £158 million to £161 million, gross profit in the range of £57 million to £59 million, operating profit in the range of £19 million to £21 million and profit after taxation from continuing operations in the range of £11 million to £13 million. For the three months ended March 31, 2012, we currently anticipate reporting interest expense in the range of £5.0 million to £5.5 million, taxation expense in the range of £2.0 million to £2.5 million, depreciation expense in the range of £3.5 million to £4.0 million, amortization expense in the range of £4.0 million to £4.5 million, restructuring and transaction costs in the range of £2.5 million to £3.0 million and profit/(loss) on the sale of property, plant and equipment of £(0.5) million.  We also currently anticipate reporting currency translation losses in the range of £(1.4) million to £(2.4) million, purchase price accounting amortization of £2.6 million and tax shield on adjustments expense in the range of £(1.0) million to £(1.5) million for the three months ended March 31, 2012.  Having assessed the individual line items, we currently anticipate reporting adjusted EBITDA in the range of £30.0 million to £32.0 million and adjusted net income in the range of £14.2 million to £14.7 million for the three months ended March 31, 2012, which amounts will be greater than the £27.8 million and £14.2 million, respectively, reported for the three months ended December 31, 2011.

As of March 31, 2012, we had approximately £93 million of cash and cash equivalents and approximately £443 million of borrowings and finance leases outstanding.

Adjusted EBITDA and adjusted net income/(loss) are non-IFRS financial measures. For a definition of adjusted EBITDA and adjusted net income/(loss) and, for the 2011 data referred to above, a reconciliation to profit/(loss) after taxation, the most comparable IFRS item, as well as reasons why management believes the inclusion of adjusted EBITDA and adjusted net income/(loss) is appropriate to provide additional information to investors about our performance, see “Summary Consolidated Financial Data” in the Preliminary Prospectus referred to below.

The estimates above are unaudited and represent the most current information available to management. Since we have not completed our closing procedures for the month and three months ended March 31, 2012, these estimates are preliminary and our actual financial results could be different and those differences could be material. Accordingly, you should not place undue reliance on these estimates. See “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.” The preliminary financial data included in this free writing prospectus has been prepared by, and is the responsibility of, our management and has not been reviewed or audited or subject to any other procedures by our independent registered public accounting firm. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect to this preliminary data.

We expect our closing procedures with respect to the three months ended March 31, 2012 to be completed in May 2012. Accordingly, our consolidated financial statements as of and for the three months ended March 31, 2012 will not likely be available until after this offering is completed.

To review the preliminary prospectus included in Amendment No. 3 to the Registration Statement, click the following link on the SEC website at http://www.sec.gov as follows (or if such address has changed, by reviewing the Company’s filings for the relevant date on the SEC web site): http://www.sec.gov/Archives/edgar/data/1544175/000104746912005079/a2209280zf-1a.htm

OUR CENTRAL INDEX KEY, OR CIK, ON THE SEC WEB SITE IS 0001544175.

EDWARDS GROUP LIMITED (“EDWARDS”) HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS EDWARDS HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, BARCLAYS CAPITAL INC., GOLDMAN, SACHS & CO. OR DEUTSCHE BANK SECURITIES INC. WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING BARCLAYS CAPITAL INC. TOLL FREE AT 1-888-603-5847, GOLDMAN, SACHS & CO. TOLL FREE AT 1-800-471-2526 OR DEUTSCHE BANK SECURITIES INC. TOLL FREE AT 1-800-503-4611.